Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of August 11, 2009 (“Effective Date”), between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Jesse “Jempy” Neyman (“Employee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ and continue to employ Employee, and Employee shall be employed and continue to be employed with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending on the Termination Date, as defined in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) Employee shall initially serve as a Chief Financial Officer of the Company and shall be responsible for such duties as are normally performed by a Chief Financial Officer in companies similarly situated with the Company, and such other duties, consistent with the duties customarily performed by a Chief Financial Officer or other officer responsible for finance and administrative functions as may be reasonably prescribed by the Board of Directors of the Company or the President or Chief Executive Officer of the Company.

(b) Employee shall devote his reasonable best efforts and his full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company.

3. Base Salary and Benefits.

(a) Employee’s annual base salary for the Employment Period shall be $250,000 (the “Base Salary”). The Base Salary shall be payable in approximately equal installments in accordance with the Company’s general payroll practices and shall be subject to required withholding. Any change in Base Salary shall be in the sole discretion of the Board of Directors of the Company. During the Employment Period, Employee shall be entitled to participate in all of the Company’s employee benefit programs for which employees of the Company are generally eligible, at a level commensurate with Employee’s position in the Company. The Company currently has a compensation deferral policy pursuant to which 15% of the compensation of the Employee is deferred. The Employee will continue to be subject to such policy so long as such policy is in place.

(b) If the Employee does not die, suffer a Disability, resign from his employment (other than resignation for Good Reason) with the Company and has not been terminated by the Company for Cause prior to the earlier of: (i) date of the appointment of a new Chief Executive Officer of the Company on a basis which is not an interim basis or (ii) December 31, 2009, he shall be entitled to receive a one-time bonus pursuant to this Section 3(b) equal to 30% of his annual Base Salary in effect for 2009. Such bonus shall be payable on the earlier of: (A) January 31, 2010 or (B) within 30 days of the appointment of such new Chief Executive Officer.

(c) Employee shall be granted stock options pursuant to the Long-Term Incentive Plans of the Company for 150,000 shares of the Company as of the Effective Date, with such grant conditioned upon shareholder approval of (i) an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of common stock and (ii) to the extent necessary, an amendment to the 2007 Long-Term Incentive Plan (the “2007 LTIP”) to increase the number of shares of common stock that may be granted under the 2007 LTIP (the “Required Amendments”). Any options granted hereunder shall be incentive stock options for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the greatest extent permitted thereunder. All such awards of stock options shall be subject to the standard terms of a stock option grant under the 2007 LTIP; provided, however, that the terms of such option shall provide that (1) the option will subject to a four year level vesting requirement and shall vest immediately upon Employee’s death, resignation for Good Reason, Employee’s termination without Cause or a “change of control” of the Company as defined in the 2007 LTIP, (2) the option will not be exercisable until the later of shareholder approval of the Required Amendments or the vesting of the options, and (3) the exercise price of the option will be the fair market value of a share of common stock as of the Effective Date (i.e. the date of grant of the option). If shareholder approval of the Required Amendments does not occur on or before January 31, 2010, then Employee shall be entitled to demand a bonus in the amount of $250,000. Such demand must be made in writing to the Company after January 31, 2010 and prior to the first to occur of the date of shareholder approval of the Required Amendments or December 31, 2010. If Employee demands the $250,000 bonus, such bonus will be in lieu of the stock option grants to be made as described in this Section 3(c), and Employee shall not be entitled to the stock option grants as described in this Section 3(c) if such bonus is paid and, in such event, such stock option grants will be cancelled and be of no further force or effect upon the payment of such bonus. Once shareholder approval of the Required Amendments is received, Employee rights to any unpaid bonus will be cancelled and be of no further force or effect. In addition, if Employee’s employment with the Company is terminated on account of the resignation by Employee for Good Reason or by the Company for any reason other than for Cause prior to the payment of the bonus and approval of the Required Amendments, such termination will not impact the conditional grant of the stock option or the right to the bonus described in this Section 3(c), and the Company agrees to amend the applicable option agreement in a form agreed to by the parties to ensure that Employee has no less than 30 days following the approval of the Required Amendments to exercise the option to the extent vested on the date of such exercise. For clarity, if Employee’s employment with the Company is terminated by the Company for Cause or by virtue of the resignation by Employee (except for Good Reason) prior to the payment of the bonus and approval of the Required Amendments, all rights to any stock options and the bonus described in this Section 3(c) shall terminate.

(d) Employee shall be entitled to annual bonuses in accordance with the Management Incentive Plan of the Company, with a “Target Bonus” for purposes of such plan of 50% of Base Salary (a “Target Bonus”) for years 2009 and 2010.

(e) The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time for its employees with respect to travel, entertainment and other business expenses, subject to the Company’s requirements for its employees with respect to reporting and documentation of such expenses pursuant to applicable Treasury Regulations.

(f) In addition to the Base Salary, Employee will be eligible to receive raises, bonuses and incentive compensation to the extent approved from time to time by the Board of Directors of the Company, in its discretion.

(g) Employee shall be eligible for vacations as permitted under Company’s policies in effect from time to time, with a minimum of four weeks vacation during each year in the Employment Period.

4. Term and Termination.

(a) The Employment Period shall continue until terminated upon the earlier of (i) Employee’s resignation with or without Good Reason or Employee’s death or Disability or (ii) the termination of the Employment Period by the Company with or without Cause. The date on which Employee’s employment with the Company terminates is referred to herein as the “Termination Date.”

(b) Employee’s employment with the Company will be “at will,” meaning that either Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Employee are superseded by this Agreement. However, depending on the reason for such termination, Employee may be eligible for a severance package on the terms and conditions set forth below.

(c) Except as provided in Section 3(c) or in this Section 4(c), any restricted stock and stock options held by Employee under the 2007 Long Term Incentive Plan of the Company will be governed by the terms of the 2007 LTIP and other governing documents as of the Effective Date. Notwithstanding the above, in the event the Employment Period terminates on account of the death of Employee, the Company shall cause all restricted stock and stock options in effect on the Effective Date to vest and be exercisable.

5. Severance. In no way limiting the Company’s policy of employment at will:

(a) If Employee’s employment with the Company is terminated by the Company without Cause or by Employee with Good Reason, and provided that all of the following have occurred within 60 days following the termination of Employee’s employment with the Company: (i) Employee first signs and delivers to the Company a Confidential Severance and Release Agreement in substantially the same form as that attached hereto as Exhibit B (the “Release Agreement”), (ii) any revocation right of the Employee under such Release Agreement shall have expired, and (iii) such Release Agreement shall have become effective, (the date that all of the conditions set forth in (i), (ii) and (iii) above are met to be referred to as the “Release Date”), Employee shall be entitled to receive:

(i)	An amount equal to one-half of the sum of his annual Base Salary and Target Bonus in effect for the year in which the Termination Date occurs, subject to required withholding, payable at the end of the first full calendar month following the Release Date; and

(ii)	An amount equal to one-twelfth of the sum of his annual Base Salary and Target Bonus in effect for the year in which the Termination Date occurs, subject to required withholding, payable at the end of each of the next thirteen full calendar months following the first full calendar month following the Release Date;

(iii)	An amount equal to five-twelfths of the sum of his annual Base Salary and Target Bonus in effect for the year in which the Termination Date occurs, subject to required withholding, payable at the end of the fifteenth full calendar month following the Release Date; and

(iv)	Coverage at Company expense under the employee health insurance plan of the Company for period of twenty four (24) months following the Release Date, or, if less, the maximum time period permitted under COBRA.

(b) Notwithstanding anything to the contrary herein contained, Company shall not be required to pay any amounts under this Section 5 or elsewhere in this Agreement if Employee is in breach of any of its obligations under this Agreement or any other Agreement with the Company, including without limitation, any obligation relating to the treatment of Company confidential information and any non-compete obligation.

(c) If Employee’s employment with the Company is terminated for Cause or death or Disability, or Employee resigns without Good Reason, Employee shall be entitled to receive only: (i) Employee’s Base Salary earned and payable through the Termination Date; (ii) any accrued but unused vacation/time off to the extent required under applicable law; (iii) reimbursement for all incurred but unreimbursed expenses to the extent Employee is entitled to be reimbursed; and (iv) any other earned but unpaid compensation, if applicable, as of the Termination Date.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) Employee’s continued failure to substantially perform one or more of Employee’s essential duties and obligations to the Company (other than any such failure resulting from a Disability) which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company; (ii) Employee’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing Employee’s failure to comply and, if such failure is remediable, Employee’s failure to remedy same within 10 days of receiving written notice; (iii) any act of personal dishonesty, fraud or misrepresentation taken by Employee which was intended to result in substantial gain or personal enrichment of the Employee at the expense of the Company; (iv) Employee’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) Employee’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to reasonably likely to be materially injurious to the Company; (vi) Employee’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on Employee’s working day, (vii) Employee’s breach of any of his material obligations under any written agreement with the Company (including without limitation this Agreement and any proprietary information and inventions assignment agreement with the Company); or (viii) Employee’s violation of a material policy of the Company which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company.

“Disability” shall have the meaning assigned to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Good Reason” shall exist upon the occurrence of one of the following Company actions (unless Employee consents in writing to such action(s)): (i) a material reduction of the Employee’s salary and employee benefits to which the Employee was entitled immediately prior to such reduction, (ii) a material reduction in the duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided, however, that if the Company assigns to the Employee duties for another senior executive position with the Company (such as but not limited to a position responsible for Business Development or Strategic Planning) shall not constitute Good Reason; or (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; provided, however, that (A) Employee must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of his or her intent to terminate employment based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by Employee to cure such action(s).

(e) Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of the commencement of any payments or benefits (or portions thereof) otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the payment of any such payments or benefits (or portions thereof) hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) to the extent and amount necessary to comply with Section 409A of the Code, with such delayed payments to be made in lump sum on the first day of the seventh month following the end of such six month period, and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the application of this Section 5(e). Notwithstanding any other provision in the Agreement, the Company and Employee will cooperate in good faith to amend or modify the Agreement so that the payments under this Agreement qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the payments under the Agreement shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to payments under the Agreement. For purposes of this Section 5, a termination of employment only occurs if it constitutes a “separation from service” under Section 409A of the Code and the regulations promulgated thereunder. With respect to the payments identified in Section 5(a)(i)-(iii), each payment, including each separate installment payment identified thereunder, will be considered the right to a series of separate payments.

6. Confidential Information.

(a) Company Information. The Company agrees, in consideration for Employee’s agreement to the various terms of this Agreement, to provide Employee with Confidential Information (as defined below) belonging to the Company. Employee agrees at all times, during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or in connection with Employee’s responsibilities under his employment, or to disclose to any person, firm, corporation or other entity without written authorization of an officer of the Company any Confidential Information of the Company. Employee further agrees not to make copies of such Confidential Information except as authorized in writing by the Company or required for the performance of Employee’s responsibilities under his employment. Any such copies made pursuant to the preceding sentence shall be available to, and shall remain the sole property of, the Company at all times. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, hardware, proprietary computer programs and code (in object code and source code format), (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) customer, licensee and supplier lists and any other information about the Company’s relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, (xii) software or applications of software, developments, inventions, models, samples, flowcharts, statistical data and compilations, (xiii) computer programs, disks, diskettes, tapes, and (xiv) all other proprietary information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation, or created by Employee during the period of his employment, using Company time and/or materials or equipment. Employee understands that Confidential Information includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company, or proprietary information of the Company or its customers or suppliers or other third parties with which it has business relationships, whether of a technical or financial nature, or otherwise. Employee further understands that Confidential Information does not include any of the foregoing items which are publicly available or which become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. Employee represents and warrants that Employee’s performance of this Agreement has not breached, and will not breach, any agreement or trust relationship between himself and any former, concurrent, or subsequent employer or other third party (collectively, “Other Party”), including, without limitation, any agreement with respect to such Other Party’s inventions, unpublished documents or confidential or proprietary information. Employee agrees that Employee will not disclose to the Company, bring on the Company’s premises, or induce the Company to use any Other Party’s inventions, unpublished documents or confidential or proprietary information without such Other Party’s prior written consent, a copy of which Employee also shall provide to the Company.

(c) Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the terms of this Agreement.

7. Inventions.

(a) Inventions Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing all ideas, discoveries, inventions, original works of authorship, developments, designs, work products, innovations, concepts, know-how and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s current or proposed business, products or research and development, whether or not specifically within Employee’s duties or responsibilities with the Company, whether or not patentable or registrable under copyright or similar laws and whether or not reduced to writing, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process, program, software or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, reproduce, distribute, create derivative works from, publicly perform, publicly display and sell such Prior Invention as part of, or in connection with such product, process, program, software, work or machine. Employee agrees that Employee will not, without the prior approval of the Company, incorporate in any Company product, process, program, software, work or machine any photographs, video or film, music, computer programs or other materials obtained from a third party (via the Internet or otherwise) for which the Company has not been granted an express license for such incorporation.

(b) Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company of any and all ideas, discoveries, inventions, original works of authorship, developments, designs, work products, innovations, concepts, know-how, and trade secrets which relate to the Company’s current or proposed business, products or research and development, whether or not specifically within Employee’s duties or responsibilities with the Company and whether or not patentable or registrable under copyright or similar laws and whether or not reduced to writing, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed with the Company, whether or not during working hours or by the use of the facilities of the Company (collectively referred to as “Inventions”). Employee further agrees that Employee will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Employee’s right, title, and interest in and to any and all such Inventions which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, using the Company’s time and/or materials or equipment. Employee further acknowledges that all of the above-described Inventions made during the period of Employee’s employment with the Company are “works made for hire”, as that term is defined in the United States Copyright Act, to the greatest extent permitted by applicable law, and are compensated by Employee’s salary. All Inventions or other work product created by Employee or on Employee’s behalf or by Employee’s affiliates pursuant to this Agreement shall be free and clear of all encumbrances, including without limitation, security interest(s), licenses, liens or other restrictions other than as expressly provided for in this Agreement. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(c) Inventions Assigned to the United States. Employee agrees to assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. Employee agrees to create and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others), and assigned to the Company under Section 7(b) above, during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company policy, which may, from time to time, be revised at the sole discretion of the Company.

(e) Patent and Copyright Registrations. Employee agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, moral rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity, unavailability, or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright registrations or enforcement of other intellectual property rights thereon with the same legal force and effect as if executed by Employee.

8. Conflicting Employment. Employee agrees that, during the Employment Period, Employee will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Period, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

9. Returning Company Documents. Employee agrees that, at the time of termination of Employee’s employment with the Company, Employee will deliver to the Company (and will not keep in Employee’s possession, copy, reproduce, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns. Employee further agrees that any property situated on the Company’s premises or on the Company’s computers or servers, including disks and other storage media, email, and filing cabinets and other work areas, is subject to inspection by Company personnel at any time with or without notice.

10. Notification of New Employer. Upon termination of Employee’s employment with the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer or any other party with which Employee may enter into a new relationship with respect to Employee’s obligations under this Agreement.

11. Certain Covenants.

(a) Solicitation of Employees, Consultants and Customers. In consideration of the Company’s obligations under this Agreement and the other consideration recited above, including but not limited to the Company’s obligations pursuant to Section 5, Employee agrees that, during the Employment Period and for a period of twenty-four months immediately following the Termination Date (“Restricted Period”), Employee shall not, either directly or indirectly, either alone or in concert with others, solicit, induce, recruit, encourage or entice, or attempt to solicit, induce, recruit, encourage or entice, any employee of or consultant to the Company to leave the Company or work for anyone in the businesses in which the Company and its affiliates are engaged at any time during the one-year period ending on the Termination Date (“Company Business”). Also, during the Restricted Period, Employee will not directly or indirectly, either for himself or for any other person, firm or corporation, divert or take away or attempt to divert or take away, call on or solicit or attempt to call on or solicit, any customer of the Company, in connection with any business or activity similar to or related to the Company Business, including but not limited to those on whom Employee called or whom Employee solicited or with whom Employee became acquainted while engaged as an employee of or a consultant to the Company. During his employment, Employee agrees not to plan or otherwise take any steps, preliminary or otherwise, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company.

(b) Noncompetition. (i) Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose primary line of business is competitive with the Company Business or personally engage in, manage or operate, or personally participate in the conduct, management or operation of, be employed by, associated with, or render services or advice to, any business competitive with the Company Business anywhere in Houston, Texas or in any geographical area within fifty (50) miles of the city limits of Houston, Texas.

(ii) Notwithstanding the provisions of this Section 11, Employee’s non-competition obligations hereunder shall not preclude Employee from owning less than one percent (1%) of any class of securities of any enterprise conducting business in the Company Business (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(iii) Employee agrees that the time periods and the geographic scope within this Section 11 are reasonable in order for the Company to be protected from unfair competition and to preserve the Company’s Confidential Information and other legitimate business interests, and are ancillary to and designed to ensure Employee’s compliance with the confidentiality provisions of this Agreement. Employee specifically recognizes and acknowledges that the work of the Company is so specialized and unique that only such geographic scope can protect the Company from unfair competition.

(c) Breach. In the event of Employee’s breach of any covenant set forth in this Section 11, the term of such covenant will be extended by the period of the duration of such breach.

(d) Severability. If at any time the provisions of this Section 11 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11 shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 11 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by a nationally recognized overnight delivery service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

Jesse “Jempy” Neyman

16310 Brook Forest Drive

Houston, TX 77059

Notices to the Company:

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy. N., Suite 300

Houston, TX 77043

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by first class mail, three (3) days after so mailed.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. Except with respect to any proprietary information and inventions assignment agreement between the Company and the Employee, this Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company except by operation of law to Employee’s estate upon the death of Employee.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

18. Consent to Personal Jurisdiction. Subject to terms and conditions of Section 19, any suit, action or other proceeding arising out of or based upon this Agreement shall be brought in the federal and state courts located within Harris County, Texas.

19. Arbitration and Equitable Remedies.

(a) Arbitration. Except as provided in Section (b) below, Employee agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Employee shall split 50%-50% the costs and expenses of such arbitration, and the substantially prevailing party shall be entitled to an award of attorneys fees.

(b) Equitable Remedies. Each of the Company and Employee agree that disputes relating to or arising out of a breach of the covenants contained in Sections 6 through 11 of this Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, if either party claims that the other party has breached any covenant contained in Sections 6 through 11 of this Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FLOTEK INDUSTRIES, INC.

By:	/s/ Steve Reeves
Name: Steve Reeves
Title: Executive Vice President and COO

/s/ Jesse E. Neyman
Jesse “Jempy” Neyman

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

EXHIBIT B

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is entered into on [date], by and between [name] (the “Employee”) and Flotek Industries, Inc. (the “Company”).

WHEREAS, Employee was employed by Company as a [position];

WHEREAS, Employee’s employment has terminated effective [date];

WHEREAS, the Company has offered to provide Employee with the a severance package to facilitate his transition from the Company as provided in Section 5 of the Employment Agreement dated as of                         , 20         (the “Employment Agreement”), by and between Employee and Company, contingent on the execution delivery and effectiveness of this Agreement (the “Severance”); and

WHEREAS, Employee has agreed to release the Company from any claims arising from or related to Employee’s employment relationship with the Company;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (jointly referred to as the “Parties”) hereby agree as follows:

1. Termination. Employee’s employment with the Company will terminate on [date] (the “Termination Date”).

2. Consideration. The Company agrees to pay Employee the Severance, less applicable payroll deductions. Provided Employee complies with his obligations pursuant to Section 7, below, Company shall pay the Severance amount in accordance with the Company’s general payroll practices as provided in the Employment Agreement, subject to required withholding. Employee acknowledges that in the absence of this Agreement, he would not be entitled to this payment.

3. Release by Employee. Employee, on behalf of himself and his respective past, present, and future representatives, attorneys, agents, heirs, successors and assigns, hereby releases the Company and its affiliates and their respective past, present, and future employees, directors, officers, representatives, attorneys, agents, heirs, successors and assigns, and each of them (collectively, the “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities, whether or not now known, suspected, or claimed, that Employee may possess against the Company arising from his employment up to, until, and including the Effective Date of this Agreement, other than claims, demands, causes of action, obligations, damages, and liabilities arising from the fraud or gross misconduct of the Released Parties (the “Released Claims”) . Without limiting the generality of this release, Employee agrees to waive any and all Released Claims against the Released Parties arising from employment with the Company, and covenants not to sue them for any such claims including, but not limited to, those based on state or federal law regarding age, sex (including sexual harassment), religion, handicap, national origin or other discrimination, the Age Discrimination in Employment Act, the Fair Labor Standards Act (including the Equal Pay Act), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Texas Labor Code, the Texas Administrative Code, any other applicable state or local codes or ordinances, and contract or tort claims, whether such claim be based upon an action filed by Employee or a governmental agency, and any and all claims for attorneys’ fees and/or costs. The Parties agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any obligations under the Bylaws of the Company to Employee with regard to indemnification and advancement of expenses to or for the benefit of Employee.

4. Unknown Claims. Employee expressly acknowledges that this Agreement resolves and releases all legal claims he may have against Company as of the date of this Agreement arising from his employment with the Company, including claims of which he may not be aware.

5. Non-Admission. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.

6. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, and any and all other benefits due Employee, other than the consideration described in this Agreement, as well as any expenses with respect to which Employee is entitled to be reimbursed.

7. Returning Company Property. Employee agrees to deliver to the Company on or before [date], and not to keep in his possession, recreate, or deliver to anyone else, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property provided to Employee by the Company, developed by Employee pursuant to his employment with the Company, or otherwise belonging to the Company.

8. Restrictions. Employee understands that, following the termination of his employment with Company, he must still comply with the terms of the Employment Agreement which includes a two-year non-solicitation and non-compete agreement following the termination of his employment, and provisions relating to the Confidential Information of the Company and Inventions (as such terms are defined in the Employment Agreement).

9. Non-Disparagement. The Parties agree to refrain from any defamation, libel, or slander of the other or any of the Released Parties or tortious interference with the contracts and relationships of the other Party or any of the Released Parties. The Parties further agree that each will not act in any manner that might damage the business or reputation of the other Party or any of the Released Parties. The Company agrees to respond to any request for information regarding Employee by providing only neutral information, such as Employee’s dates of employment and position held.

10. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director,

2

employee, agent, representative, stockholder, or attorney of the Company and/or any other of the Released Parties, unless under a subpoena or other court order to do so.

11. Attorneys’ Fees. If either Employee or the Company (including any of the Released Parties) brings an action against the other Party, or otherwise seeks to enforce this Agreement, by reason of the breach of any covenant, warranty, representation, or condition of this Agreement, or otherwise arising out of this Agreement, whether for declaratory or other relief, the action must be submitted for arbitration to the American Arbitration Association in Houston, Texas. The prevailing party in such arbitration shall be entitled to its costs and attorneys’ fees.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement .

15. Entire Agreement. This Agreement is the entire agreement and understanding between the Parties on the subject matter covered herein. The Parties further agree that this Agreement may not be altered except in a writing duly executed by all of the Parties. The laws of the State of Texas shall govern this Agreement, excepting its principles of conflicts of law.

16. Effective Date. This Agreement is effective immediately following the Parties’ execution of the Agreement, and will be enforceable following the expiration of the 7-day revocation period described below in Paragraph 17 (“Effective Date”).

17. OWBPA. Under the Older Workers Benefit Protection Act of 1990, Employee acknowledges the following:

a. That Employee has been advised and is hereby advised by the Company to consult an attorney regarding this Agreement before executing it;

b. That Employee has been afforded twenty-one (21) days to consider whether he is willing to enter into it, although Employee may, in the exercise of his own discretion, sign it or reject it at any time before the expiration of the 21 days;

c. That, within seven (7) days after executing this Agreement, Employee may revoke it; and

d. That this Agreement is not enforceable until the 7-day revocation period has passed.

3

18. Voluntary Execution of Release Agreement. The Parties enter into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a. They have read this Agreement;

b. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice, or have knowingly waived such representation;

c. They know and understand the terms and consequences of this Agreement and of the releases it contains; and

d. They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DATED: [date]	By:
[Company rep]

DATED: [date]	By:
[Employee]

5581537v.3

4